UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Aimco Files Investor Presentation Highlighting Successful Execution

of Value-Add Strategy Under Leadership of New Board of Directors and Management Team

Company has Delivered Superior Stockholder Returns Since Spin-Off in 2020,

Materially Outperforming Peer Group, Real Estate Indices and Broader Market Indices

New Aimco’s Qualified and Experienced Director Nominees are Best-Suited

to Continue Overseeing New Aimco’s Strategy

Land & Buildings is Fixated on Historical Issues and Decisions Made Prior to

Reconstitution of the Board and Appointment of New Aimco Leadership Team

Urges Stockholders to Use Universal WHITE Proxy Card to Vote “FOR ALL” Three of the Company’s Nominees:

Jay Paul Leupp, Michael A. Stein and R. Dary Stone

DENVER – November 21, 2022 – Apartment Investment and Management Company (NYSE: AIV) (“Aimco” or the “Company”), today filed an investor presentation with the U.S. Securities and Exchange Commission in connection with its 2022 Annual Meeting of Stockholders (“Annual Meeting”), which is scheduled to be held on December 16, 2022. The presentation is available on the investor relations section of the Company’s website.

The Company issued the following statement:

Over the past two years, Aimco has put in place a new, reconstituted Board of Directors with individuals who have the right skills and expertise to lead the Company forward. Alongside an all-new executive management team, the Board has overseen the development and successful execution of Aimco’s clearly defined value creation strategy following the spin-off of Apartment Income REIT Corp. (“AIR”) in December 2020.

As a result, during this time Aimco has delivered outstanding total stockholder returns of 45%1, significantly outperforming Aimco’s custom developer proxy peer group2, the FTSE NAREIT Equity Apartments Index, the MSCI US REIT Index, the S&P 500 Index and the Russell 2000 Index.

In addition, over the past 13 months the Company has met with stockholders representing more than 80% of Aimco’s outstanding shares of common stock. Following these discussions, the Company has implemented several governance enhancements that demonstrate Aimco’s commitment to stockholder engagement and value creation. The New Aimco Board is also overseeing the evaluation of a broad range of options to enhance stockholder value. The Board is responsive to the feedback of stockholders and is committed to leaving no stone unturned.

Aimco believes the claims made by Land & Buildings are largely baseless and about the predecessor company with an entirely different leadership team and a substantially different board. The New Aimco Board reviewed the candidates proposed by Land & Buildings and determined they would not bring any relevant expertise that is not already well represented on the New Aimco Board and that election of Land & Buildings’ candidates would remove expertise from the New Aimco Board that is critical to the Company’s success.

[1]	Spin date as of December 14, 2020; TSR calculation as of October 31, 2022
[2]	Includes AHH, CLPR, CSR, ELME, FOR, FPH, HHC, IRT, JBGS, JOE, STRS, TRC, and VRE (per AIV 2021 10-K); represents simple average

Highlights of the presentation include:

•	New Aimco has a track record of successfully executing its strategic priorities since the December 2020 spin-off

○	Tripled its development pipeline in 22 months. The development pipeline now spans 15 million square feet across high growth U.S. markets with tremendous value creation potential

○	Successfully completed and leased up projects with a total investment of $570 million[3], and on track to complete and lease up another four projects at a total investment of $469 million

○	Delivered strong operating performance, including 17.5% YoY NOI growth and 96% occupancy as of Q3 2022

○	Significantly fortified Aimco’s balance sheet by retiring or refinancing more than $1 billion of near-term liabilities and eliminating substantially all of the Company’s floating rate exposure

○

Unlocked almost $1 billion of asset value including the monetization of $669 million of leasehold development assets[4], the sale of three stabilized multifamily assets for $265 million at a premium to New Aimco’s internal NAV estimate and the sale of a partial interest in New Aimco’s minority investment in IQHQ, generating a greater than 50% IRR

○

Eliminated various legacy entanglements with AIR 18 months sooner than anticipated through the early repayment of the $534 million purchase money note, the reduction of leasehold liabilities from $475 million down to $6 million and the amendment of key provisions of the master leasing agreement with AIR

○

Entered into a strategic capital partnership with Alaska Permanent Fund Corporation, providing core equity capital for up to $1 billion of Aimco-led multifamily development projects and creating the opportunity to earn third-party management fees and incentive income

•	New Aimco has delivered superior returns since its Board and management team have been in place, and the New Aimco Board is committed to realizing the Company’s full value potential

○

New Aimco has delivered outstanding total stockholder returns of 45%[5] since the 2020 spin-off of AIR, significantly outperforming Aimco’s custom developer proxy peer group[6], the FTSE NAREIT Equity Apartments Index, the MSCI US REIT Index, the S&P 500 Index and the Russell 2000 Index

○

New Aimco trades approximately in line with or better than its peers on a premium / (discount) to NAV basis as of October 31, 2022; however, the Board and management team are not satisfied and are evaluating various options to accelerate value creation

○

In response to perspectives and feedback from stockholders, the New Aimco Board is evaluating a broad range of options to enhance stockholder value, including, but not limited to, structural alternatives for the Company, new capitalization and financing strategies for our development platform and pipeline, monetization of certain of the Company’s assets and accelerated share repurchases

•	New Aimco has demonstrated a consistent focus on corporate governance and stockholder engagement under the reconstituted Board

○

The Board includes fresh perspectives from seven new directors that are key contributors to the Company’s momentum and direction, balanced by the retention of three directors with complementary skillsets and important historical knowledge of Aimco’s business, structure and operations

○

Given the success of Aimco’s strategic plan, the Board is accelerating the Company’s previously planned transition to annual elections for all directors for one-year terms beginning at the 2023 Annual Meeting

[3]	$469 million relief of leasehold obligation and $65 million direct capital
[4]	Gross transaction price includes $469 million relief of leasehold obligation and $200 million net cash proceeds
[5]	Spin date as of December 14, 2020; TSR calculation as of October 31, 2022
[6]	Includes AHH, CLPR, CSR, ELME, FOR, FPH, HHC, IRT, JBGS, JOE, STRS, TRC, and VRE (per AIV 2021 10-K); represents simple average

○	The Board will opt out of the provisions of the Maryland Unsolicited Takeover Act, or MUTA, that allow it to re-classify the Board without the approval of stockholders

○	The Board intends to move the date of the Company’s Annual Meeting so the 2024 Annual Meeting will be held by the end of the second quarter of 2024

•	New Aimco’s highly qualified director nominees are making specific contributions to New Aimco’s momentum

○

Jay Paul Leupp brings a stockholder’s perspective and deep experience managing investments in publicly traded REITS. He currently serves as Managing Partner / Senior Portfolio Manager, Real Estate Securities at Terra Firma Asset Management and previously served as Managing Director and Portfolio Manager, Global Real Estate Securities at Lazard Asset Management. He is committed to enhancing the Company’s investor relations program

○

Michael A. Stein is a vital member of the New Aimco Board given his deep experience overseeing strategic corporate transactions that unlock stockholder value, as evidenced by his roles overseeing the separation of Marriott International & Host Hotels and the sale of ICOS to Eli Lilly

○

R. Dary Stone brings significant expertise in several areas which are essential to Aimco’s new business plan, including real estate development and governance practices, given his experience and track record at Cousins Properties, Tolleson Wealth Management, Tolleson Private Bank, Baylor University and the Texas Banking Commission

•	Land & Buildings has proposed two nominees whom the New Aimco Board unanimously determined would not be additive

○

Aimco carefully evaluated Land & Buildings’ candidates, including against the experience and qualifications of the Company’s directors who bring collective expertise across real estate and development either as operators, investors and/or board members. The Board determined that the election of either candidate put forth by Land & Buildings would be dilutive to the quality of the New Aimco Board and remove expertise that is critical to our success

•

Michelle Applebaum’s expertise pertains to the steel industry; she brings no relevant real estate or REIT experience. Three previous times she has been nominated by Land & Buildings to stand for election to the boards of other public traded REITS, but she has not been elected or appointed in any instance

•

While we acknowledge James P. Sullivan has research experience from his role at Green Street Advisors, Aimco has worked closely Mr. Sullivan’s former employer, Green Street Advisors since September 2021. Due to the Company’s close, ongoing advisory relationship with the unit within Green Street where Mr. Sullivan previously worked, Aimco already benefits from the full depth and breadth of that organization’s expertise. Mr. Sullivan also has never served on the board of a publicly traded company and has no public company experience

•	Land & Buildings appears to have borrowed shares away from other Aimco stockholders, removing approximately 2.8% of the vote

○	Land & Buildings’ trading shows a material increase in beneficial ownership in the days before the record date followed by a significant decrease immediately following the record date:

•

Land & Buildings’ beneficial ownership in Aimco increased from 7.3 million shares as of the October 20, 2022, proxy statement to 12.5 million shares as of the October 26, 2022, record date[7], and then quickly dropped back down to 8.8 million shares in the days immediately following the record date

○	The 4.2 million shares borrowed by Land & Buildings in advance of the record date removed approximately 2.8% of the vote from long term Aimco investors

[7]	Per nomination supplement provided to Aimco on November 1, 2022

○	Such efforts to game the vote and disenfranchise other owners of Aimco stock are not consistent with Land & Buildings’ claims that it is an advocate for all stockholders

PROTECT THE VALUE OF YOUR INVESTMENT AND AIMCO’S FUTURE GROWTH PROSPECTS.

USE THE UNIVERSAL WHITE PROXY CARD TODAY TO VOTE FOR ALL THREE

OF AIMCO’S QUALIFIED AND EXPERIENCED DIRECTORS

If you have questions or require any assistance with voting your shares,

please contact the Company’s proxy solicitor listed below:

1407 Broadway, 27th Floor

New York, New York 10018

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This document includes certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes NOI does not include property management revenues, primarily from affiliates casualties property management expenses depreciation or interest expense NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate Reconciliations of NOI as presented in this report to Aimco’s consolidated GAAP amounts are provided below.

STABILIZED OPERATING PROPERTIES Apartment communities that (a.) are owned and asset managed by Aimco, Aimco,(b.) had reached a stabilized level of operations as of January 1 2021 and maintained it throughout the current and the comparable prior periods, and (c.) are not expected to be sold within 12 months.

VALUE CREATION, NET OF COSTS: Value Creation, net of costs is defined by Aimco, in particular, as it relates to the termination of leases with AIR, as the lease termination payment less development and financing costs, net of operating revenues and expenses during the leasehold period.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6 of Aimco’s Third Quarter 2022 Earnings Release and Supplemental Schedules.

Segment NOI Reconciliation	Three Months Ended (in thousands)
	September 30, 2022		September 30, 2021
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements
Total (per consolidated statements of operations)	$47,683	$17,455	$42,893	$18,155
Adjustment: Utilities reimbursement	(1,318)	(1,318)	(1,246)	(1,246)
Adjustment: Other Real Estate	(4,263)	1,286	(3,472)	1,136
Adjustment: Non-stabilized and other amounts not allocated [2]	(7,428)	(7,213)	(7,066)	(7,759)
Total Stabilized Operating (per Schedule 6)	$34,674	$10,210	$31,110	$10,287

[1]

Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2]

Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

About Aimco

Aimco is a diversified real estate company primarily focused on value add, opportunistic, and alternative investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through its human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit its website www.aimco.com.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to, the statements in this document regarding future financing plans, including the Company’s expected leverage and capital structure; business strategies, prospects, and projected operating and financial results (including earnings), including facts related thereto, such as expected costs; future share repurchases; expected investment opportunities; and our 2022 pipeline investments and projects. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “plan(s),” “may,” “will,” “would,” “could,” “should,” “seek(s),” “forecast(s),” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are not guarantees of future performance, condition or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, among others, that may affect actual results or outcomes include, but are not limited to: (i) the risk that the 2023 preliminary plans and goals may not be completed in a timely manner or at all, (ii) the inability to recognize the anticipated benefits of pipeline investments and projects, (iii) changes in general economic conditions, including as a result of the COVID-19 pandemic. Although we believe that the assumptions underlying the forward-looking statements, which are based on management’s expectations and estimates, are reasonable, we can give no assurance that our expectations will be attained.

Risks and uncertainties that could cause actual results to differ materially from our expectations include, but are not limited to: the effects of the coronavirus pandemic on the Company’s business and on the global and U.S. economies generally; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions, dispositions, redevelopments and developments; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; the Company’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the Company’s ability to meet budgeted costs and timelines, and, if applicable, achieve budgeted rental rates related to redevelopment and development investments; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by the Company; activities by stockholder activists, including a proxy contest; the risk of the timing of our stockholder value enhancement review and the risk that we will not identify any value enhancing options or that we will not successfully execute or achieve the potential benefits of any such options.

In addition, the Company’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on the Company’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership. Readers should carefully review the Company’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in Item 1A of the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022, and September 30, 2022, and the other documents the Company files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and the Company assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

We make no representations or warranties as to the accuracy of any projections, estimates, targets, statements or information contained in this document. It is understood and agreed that any such projections, estimates, targets, statements and information are not to be viewed as facts and are subject to significant business, financial, economic, operating, competitive and other risks, uncertainties and contingencies many of which are beyond our control, that no assurance can be given that any particular financial projections or targets will be realized, that actual results may differ from projected results and that such differences may be material. While all financial projections, estimates and targets are necessarily speculative, we believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this presentation should not be regarded as an indication that we or our representatives, considered or consider the financial projections, estimates and targets to be a reliable prediction of future events.

Contacts

Matt Foster

Sr. Director, Capital Markets and Investor Relations

(303) 793-4661

investor@aimco.com

MacKenzie Partners, Inc.

Dan Burch

212-929-5748

Dburch@mackenziepartners.com

Andrew Siegel / Greg Klassen / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449